Exhibit 23.01






                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this registration statement on Form S-8 (File No. 333-_____) of our report dated March 13, 1996, except as to the information regarding the amendments to the Credit Facility in April 1996 presented in Note 5 for which the date is April 18, 1996 and the information presented in Note 15, for which the date is April 26, 1996, on our audits of the consolidated financial statements of Saks Holdings, Inc. as of January 28, 1995 and February 3, 1996, and for each of the three fiscal years in the period ended February 3, 1996, which report is included in the registration statement on Form S-1 (No. 333-2426).




                                            /s/  COOPERS & LYBRAND L.L.P.


New York, New York
June 7, 1996